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                                                                    EXHIBIT 4(C)

                               WALTER INDUSTRIES
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                                   EFFECTIVE
                                     AS OF
                                JANUARY 1, 2002
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                               WALTER INDUSTRIES
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                               TABLE OF CONTENTS

ARTICLE                 TITLE                                                           PAGE
-------                 -----                                                         --------
 I                      Definitions.................................................     3

 II.                    Administration..............................................     3

 III.                   Eligibility & Participation.................................     4

 IV.                    Deferral Elections..........................................     4

 V.                     Participation Account and Investment of Deferred Amounts....     5

 VI.                    Benefits Under the Plan.....................................     6

 VII.                   Amendment and Termination...................................     8

 VIII.                  Miscellaneous...............................................     8

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                               WALTER INDUSTRIES
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                                    PURPOSE

    Walter Industries, Inc. (the "Company") hereby establishes the Walter Industries Executive Deferred Compensation Plan (the "Plan") effective
January 1, 2002 ("Effective Date"), for a select group of personnel to ensure that the overall effectiveness of the Company's and its Related Employers' compensation program will attract, retain and motivate qualified personnel. The purpose of this Plan is to provide certain key employees who contribute or who are expected to contribute substantially to the success of the Company and its Related Employers with the opportunity to defer the receipt of compensation.

                                   ARTICLE I
                                  DEFINITIONS

    (a) "Account" shall mean a Participant's Deferred Compensation Account as described in Article V.

    (b) "Board" or "Board of Directors" shall mean the board of directors of the Company or a Related Employer.

    (c) "Company" shall mean Walter Industries, Inc. and its successors.

    (d) "Participant" shall mean any employee of the Company or a Related Employer who is covered by this Plan as provided in Article III.

    (e) "Plan" shall mean the Walter Industries Deferred Compensation Plan hereby created and as it may be amended from time to time.

    (f) "Plan Administrator" shall mean the Company.

    (g) "Plan Year" shall mean the 12-month period ending on December 31.

    (h) "Related Employer" shall mean an affiliate of the Company that has elected to adopt the Plan and that the Company, in its sole discretion, allows to participate in the Plan.

                                   ARTICLE II
                                 ADMINISTRATION

    (a)  PLAN ADMINISTRATOR.

        (1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

           (A) To determine all questions relating to the eligibility of employees to participate or continue to participate;

           (B) To maintain all records and books of account necessary for the administration of the Plan;

           (C) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

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           (D) To compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;

           (E) To process claims for benefits under the Plan by Participants or beneficiaries;

           (F) To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

           (G) To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

        (2) The Plan Administrator may designate a committee to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

    (b) PLAN ADMINISTRATOR'S AUTHORITY. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator's actions shall be final and conclusive on all parties.

                                  ARTICLE III
                          ELIGIBILITY & PARTICIPATION

    (a) ELIGIBILITY. The Company or a Related Employer, in its sole discretion, shall determine those employees eligible to participate in the Plan. Accordingly, an employee of the Company or a Related Employer who, in the opinion of the Company or a Related Employer based upon its then current guidelines, has contributed or is expected to contribute significantly to the growth and successful operations of the Company or its Related Employers and who meets any additional criteria for eligibility that the Company or a Related Employer, in its sole discretion, may adopt from time to time, will be eligible to become a Participant.

    (b) PARTICIPATION. An eligible employee shall become a Participant upon the timely filing of a deferral election form pursuant to Article IV.

                                   ARTICLE IV
                               DEFERRAL ELECTIONS

    (a)  DEFERRAL PROCEDURES.

        (1) Any Participant may elect to defer, for any calendar year, that amount of his base salary and/or cash bonus payable during such calendar year as may be permitted by the Plan Administrator in its discretion; provided, however, that the minimum annual deferral amount from a Participant's base salary shall be $2,000.

        (2) Any deferral election under this paragraph (a) shall be in writing, signed by the Participant, and delivered to the Plan Administrator prior to January 1 of the calendar year in which the compensation to be deferred is otherwise payable to the Participant; provided, however, that (A) within the 30 days of the Effective Date of the Plan, or (B) within the 30 day period following a Participant's eligibility to participate in the Plan, he shall be permitted to defer compensation payable subsequent to his deferral election.

        (3) Except as provided in subparagraph (4) below, a deferral election made with respect to a calendar year (or portion thereof) will be irrevocable once such calendar year (or portion thereof) has begun.

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        (4)  (A)  If a Participant suffers an unforeseen emergency (as defined in paragraph (d) of Article VI), determined in the discretion of the Plan Administrator, the Participant will be permitted to revoke his deferral election for the remainder of the calendar year in which it is determined by the Plan Administrator that the unforeseen emergency has occurred.

            (B) A Participant who revokes his deferral election pursuant to this subparagraph (4) shall be eligible to make a new deferral election pursuant to the provisions of subparagraph (2) above effective as of the January 1 that next follows the effective date of the revocation of his deferral election under subparagraph (4)(A) above.

    (b) ELECTION FORMS. Any election by a Participant under this Article IV shall be made on a form or forms prescribed by the Plan Administrator (the terms of which are incorporated herein by reference), and shall specify the amount of compensation to be deferred.

    (c) REVOCATION OR CHANGE. Any permitted revocation of or change in any election under this Article IV shall be in writing and shall be on such form as may be approved by the Plan Administrator.

                                   ARTICLE V
             PARTICIPANT ACCOUNT AND INVESTMENT OF DEFERRED AMOUNTS

    (a)  IN GENERAL.

        (1) Any compensation deferred pursuant to this Plan shall be recorded by the Plan Administrator in a Deferred Compensation Account maintained in the name of the Participant. The Deferred Compensation Account shall be credited with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

        (2) All amounts that are credited to a Participant's Account shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Account at any time.

        (3) A Participant shall be at all times fully vested in his Deferred Compensation Account.

    (b) SUBJECT TO CLAIMS. The Plan constitutes an unsecured promise by the Company or a Related Employer to pay benefits in the future. Participants shall have the status of general unsecured creditors of the Company. Participants employed by a Related Employer shall have the status of general unsecured creditors of such Related Employer. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to a Participant's Account will remain the general assets of the Company or a Related Employer and shall remain subject to the claims of the Company's or a Related Employer's creditors until such amounts are distributed to the Participants.

    (c)  CREDITING OF INTEREST.

        (1) The Plan Administrator shall allow a Participant to make a hypothetical allocation of the amounts credited to his Accounts among investment options/indices that the Plan Administrator shall make available from time to time. The Plan Administrator shall establish procedures regarding Participant investment allocations as are necessary, which procedures shall be communicated to the Participants.

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        (2) A Participant's Account shall be credited or debited, at least monthly, with gain or loss equal to the aggregate/weighted average return on the hypothetical investment options/indices selected by the Participant. The amount of such gain or loss shall be determined by the Plan Administrator and such determination shall be binding and conclusive.

    (d) VALUATION; ANNUAL STATEMENT. The value of a Participant's Account shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant's interest in the Plan. Each Participant's Account shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his Account.

    (e)  ESTABLISHMENT OF TRUST.

        (1) The Company and a Related Employer may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.

        (2) The Company or a Related Employer, in its sole discretion, and from time to time, may make contributions to the Trust. Unless otherwise paid by the Company or a Related Employer, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

        (3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

                                   ARTICLE VI
                            BENEFITS UNDER THE PLAN

    (a) TIMING OF PAYMENT. The distribution of the amount credited to the Participant's Account shall be paid as soon as administratively practicable following the Participant's termination of employment with the Company or a Related Employer.

    (b)  FORM OF BENEFIT PAYMENT.

        (1) A Participant shall elect one of the following forms of payment for his benefit (other than the death benefit) upon commencing participation in the Plan:

           (A) a lump sum, or

           (B) annual installments over a period of 5, 10 or 15 years.

        (2) In the event a Participant elects installment payments, each such payment shall be equal to the balance in the Participant's Account as of the end of the valuation date immediately

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    preceding the date of payment, divided by the number of payment years remaining (the "Factor"). For example:

       5 YEAR INSTALLMENT          10 YEAR INSTALLMENT   15 YEAR INSTALLMENT
--------------------------------   -------------------   -------------------
       PAYMENT           FACTOR    PAYMENT     FACTOR    PAYMENT     FACTOR
       -------          --------   --------   --------   --------   --------
          1                5           1         10          1         15
          2                4           2          9          2         14
          3                3           3          8          3         13
          4                2           4          7          4         12
          5                1           5          6          5         11
                                       6          5          6         10
                                       7          4          7          9
                                       8          3          8          8
                                       9          2          9          7
                                      10          1         10          6
                                                            11          5
                                                            12          4
                                                            13          3
                                                            14          2
                                                            15          1

        (3) At least 13 months prior to the distribution of benefits, the Participant may, subject to the approval of the Plan Administrator, modify his election as to the form of benefit payment.

        (4) (A) (i) Notwithstanding the foregoing, as of each election to defer under paragraph (a) of Article IV, a Participant may elect to receive a distribution of such deferred amounts (plus earnings or losses thereon) in a lump sum as of a specified future calendar year date. The date of distribution elected by the Participant shall be at least five full calendar years following the Participant's deferral election under this subparagraph.

             (ii) Any distribution pursuant to this subparagraph shall be made as of January 1 of the calendar year selected by the Participant for the receipt of his distribution.

             (iii) A Participant may modify each election made pursuant to this subparagraph (4) to provide for a later calendar year distribution date; provided, however, that only one such modification per election may be made and such modification must be made at least 13 months prior to the original specified calendar year date of distribution.

           (B) If the Participant terminates employment with the Company prior to the distribution date or dates elected in accordance with subparagraph
    (4)(A) above, then any such election or elections under subparagraph (4)(A) shall be null and void and the Participant's benefit shall be distributed in accordance with the otherwise applicable provisions of the Plan.

    (c)  PAYMENT TO BENEFICIARY.

        (1) Notwithstanding anything in this Plan to the contrary, if the Participant dies before he has commenced receiving benefits under the Plan, the death benefit shall be paid to his beneficiary or beneficiaries designated to receive such benefits in a lump sum.

        (2) If the Participant dies after benefits have commenced but before he has received all of his benefits under the Plan, all unpaid amounts shall be paid to his beneficiary or beneficiaries in a lump sum.

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        (3) A designation of beneficiaries shall be made on a form prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator. If the Participant has designated no beneficiary, or if no beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his estate. In the event of any dispute as to the entitlement of any beneficiary, the Plan Administrator's determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

    (d)  ACCELERATED DISTRIBUTION FOR UNFORSEEN EMERGENCY.

        (1) If a Participant suffers an unforseen emergency, the Plan Administrator may, in its discretion, accelerate the distribution of all or a portion of the amount of his Deferred Compensation Account. Any such accelerated distribution shall be made in a lump sum as soon as administratively practicable following a determination that the Participant has incurred an unforseen emergency. The amount of any such distribution shall be limited to the amount necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.

        (2) For this purpose, the term "unforseen emergency" shall mean a severe financial hardship resulting from the Participant's illness or accident or that of the Participant's spouse and/or dependents, an extraordinary and unforeseeable loss of the Participant's property due to casualty as a result of events beyond the Participant's control, or other similar events beyond the control of the Participant, which events cannot reasonably be relieved by reimbursement (by insurance or otherwise), liquidation of the Participant's assets (to the extent the liquidation would not in itself cause a financial hardship) or cessation of deferrals under the Plan.

    (e) ACCOUNTING PROCEDURES. The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this Article.

                                  ARTICLE VII
                           AMENDMENT AND TERMINATION

    (a) IN GENERAL. The Plan may be amended at any time, or from time to time, by the Company, and the Plan may be terminated at any time by the Company. Any such amendment or termination shall be ratified and approved by the Company's Board of Directors or a Committee of the Board authorized to act on behalf of the Board.

    (b) EFFECT OF AMENDMENT OR TERMINATION. No such amendment or termination shall affect the rights of any Participant with respect to any deferral credited to the Account of a Participant prior to such amendment or termination. Upon termination, the Participants (or their beneficiaries) shall be paid the balance of their Account in a lump sum.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    (a) PAYMENTS TO MINORS AND INCOMPETENTS. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

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    (b)  PLAN NOT A CONTRACT OF EMPLOYMENT.  The Plan shall not be deemed to constitute a contract between the Company or a Related Employer and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company or a Related Employer; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

    (c) NO INTEREST IN ASSETS. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or a Related Employer. No Participant in the Plan shall have a security interest in assets of the Company or a Related Employer used to make contributions or pay benefits.

    (d) RECORDKEEPING. Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.

    (e) NON-ALIENATION OF BENEFITS. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.

    (f) STATE LAW. This Plan shall be construed in accordance with the laws of Florida.

    (g) CORPORATE SUCCESSORS. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or a Related Employer or by the merger or consolidated of the Company or a Related Employer into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VII.

    (h) LIABILITY LIMITED. In administering the Plan, neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

    (i) PROTECTIVE PROVISIONS. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his beneficiary, provided that, in the Plan Administrator's sole discretion, benefits may be payable in an amount reduced to compensate the Company or a Related Employer for any loss, cost, damage or expense suffered or incurred by the Company or a Related Employer as a result in any way of such action, misstatement or nondisclosure.

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    IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its
duly authorized officers on this       day of             , 2002.

                                                       WALTER INDUSTRIES, INC.

                                                       By:
                                                             -----------------------------------------
                                                       Its:
                                                             -----------------------------------------

                                                                          "COMPANY"

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